UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 Smartpros Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    83171G103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83171G103
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen J. Clearman

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

        484,992

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

        484,992

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        484,992

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 83171G103
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kinderhook GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

        484,992

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

        484,992

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        484,992

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No. 83171G103
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kinderhook Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

        484,992

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

        484,992

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        484,992

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

CUSIP No. 83171G103
          ---------------------


Item 1(a).  Name of Issuer:


            Smartpros Ltd.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:


            12 Skyline Drive
            Hawthorne, New York 10532
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


                  Stephen J. Clearman
                  Kinderhook GP, LLC
                  Kinderhook Partners, LP
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            2 Executive Drive
            Suite 160
            Fort Lee, NJ 07024
            ____________________________________________________________________

      (c).  Citizenship:


                  Stephen J. Clearman - United States of America
                  Kinderhook GP, LLC - Delaware
                  Kinderhook Partners, LP -Delaware
            ____________________________________________________________________

      (d).  Title of Class of Securities:


            Common Stock, par value $.0001 per share
            ____________________________________________________________________

      (e).  CUSIP Number:

            83171G103
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An      investment      adviser      in      accordance      with
               s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:


                  Stephen J. Clearman - 484,992
                  Kinderhook GP, LLC - 484,992
                  Kinderhook Partners, LP - 484,992
______________________________________________________________________

     (b)  Percent of class:

                  Stephen J. Clearman - 9.5%
                  Kinderhook GP, LLC - 9.5%
                  Kinderhook Partners, LP - 9.5%
______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote

                  Stephen J. Clearman - 0
                  Kinderhook GP, LLC - 0
                  Kinderhook Partners, LP - 0
                                                      ______________________,


          (ii)  Shared power to vote or to direct the vote

                  Stephen J. Clearman - 484,992
                  Kinderhook GP, LLC - 484,992
                  Kinderhook Partners, LP - 484,992
                                                       _____________________,


          (iii) Sole power to dispose or to direct the
                        disposition of

                  Stephen J. Clearman - 0
                  Kinderhook GP, LLC - 0
                  Kinderhook Partners, LP - 0
                                                       _____________________,


          (iv)  Shared power to dispose or to direct the
                        disposition of

                  Stephen J. Clearman - 484,992
                  Kinderhook GP, LLC - 484,992
                  Kinderhook Partners, LP - 484,992
                                                       _____________________,


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

____________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


      _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


      _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to S.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to S.240.13d-1(c) or S.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


      _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


       ______________________________________________________________________

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 14, 2006
                                                        (Date)


                                                    KINDERHOOK PARTNERS, LP

                                                    By:  Kinderhook GP, LLC
                                                            General Partner

                                                    By:  /s/ Stephen J. Clearman
                                                            Stephen J. Clearman
                                                            Managing Member


                                                    KINDERHOOK GP, LLC

                                                    By:  /s/ Stephen J. Clearman
                                                            Stephen J. Clearman
                                                            Managing Member


                                                    By:  /s/ Stephen J. Clearman
                                                            Stephen J. Clearman

                                                                       Exhibit A



                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated February 14, 2006 relating to the Common Stock, par value $.0001 per share of Smartpros Ltd. shall be filed on behalf of the undersigned.

                                                  KINDERHOOK PARTNERS, LP

                                                  By:  Kinderhook GP, LLC
                                                          General Partner

                                                  By:  /s/ Stephen J. Clearman
                                                          Stephen J. Clearman
                                                          Managing Member


                                                  KINDERHOOK GP, LLC

                                                  By:  /s/ Stephen J. Clearman
                                                          Stephen J. Clearman
                                                          Managing Member


                                                  By:  /s/ Stephen J. Clearman
                                                          Stephen J. Clearman



SK 21702 0002 643432